Exhibit 99.1

Myomo Appoints Yitzchak Jacobovitz to its Board of Directors

BOSTON (January 30, 2023) - Myomo, Inc. (NYSE American: MYO) ("Myomo" or the "Company"), a wearable medical robotics company that offers increased functionality for those suffering from neurological disorders and upper-limb paralysis, today announced the appointment of Yitzchak Jacobovitz as a Class II director effective January 27, 2023, to serve until the 2025 annual meeting of stockholders. With this appointment, Myomo has six directors.

Mr. Jacobovitz, 47, is a partner and lead healthcare analyst at AIGH Capital Management and affiliates (“AIGH”), where he has significantly grown AIGH’s healthcare footprint since joining in 2014. Prior to AIGH, Mr. Jacobovitz was a managing director at Capstone, a policy research firm and an analyst at Leap Tide Capital, a special situations hedge fund. Mr. Jacobovitz received his Masters in Business Administration from Johns Hopkins University and is a Chartered Financial Analyst

"We welcome Yitz to the Myomo Board of Directors and are gratified that AIGH was the lead investor in our most recent equity offering”, said Paul R. Gudonis, Chairman and Chief Executive Officer of Myomo. "Yitz brings extensive healthcare investment experience to our board, and we look forward to his contributions as we build value for our stockholders."

About Myomo

Myomo, Inc. is a wearable medical robotics company that offers improved arm and hand function for those suffering from neurological disorders and upper-limb paralysis. Myomo develops and markets the MyoPro product line. MyoPro is a powered upper-limb orthosis designed to support the arm and restore function to the weakened or paralyzed arms of certain patients suffering from CVA stroke, brachial plexus injury, traumatic brain or spinal cord injury, ALS or other neuromuscular disease or injury. It is currently the only marketed device that, sensing a patient’s own EMG signals through non-invasive sensors on the arm, can restore an individual’s ability to perform activities of daily living, including feeding themselves, carrying objects and doing household tasks. Many are able to return to work, live independently and reduce their cost of care. Myomo is headquartered in Boston, Massachusetts, with sales and clinical professionals across the U.S. and representatives internationally. For more information, please visit www.myomo.com.

Contacts:

For Myomo:

ir@myomo.com

Investor Relations:

Kim Sutton Golodetz

LHA Investor Relations

Myomo Inc. | 137 Portland Street 4th Floor | Boston, MA 02114

TEL: 877.736.9666 www.myomo.com info@myomo.com

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212-838-3777

kgolodetz@lhai.com

Myomo Inc. | 137 Portland Street 4th Floor | Boston, MA 02114

TEL: 877.736.9666 www.myomo.com info@myomo.com

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